    Exhibit 99.1

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Announces $100 Million 5-Year Term Loan and 3-Year Credit Facility

MURFREESBORO, Tenn. – (November 4, 2010) National Health Investors, Inc. (NYSE:NHI) announced today that it has closed on a $50 million term loan and a new $50 million revolving credit facility with Regions Bank that replaces a $100 million credit facility maturing in February 2011.

The $50 million term loan bears interest at a fixed rate of 3.98% for five years, and the new $50 million revolving credit facility bears interest at a rate of 250 basis points over LIBOR, matures in three years and has an accordion feature to allow for an additional $100 million in borrowings. Pinnacle Financial Partners is a participant bank in the new financing.

Justin Hutchens, NHI President and Chief Operating Officer, noted, “Our intent is to raise capital in concert with the timing of our investments. These new financings help provide the flexibility to achieve this goal.”

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, an acute psychiatric hospital, an acute care hospital and a transitional rehabilitation center. The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.   Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhinvestors.com